Exhibit 10.4

Gordmans Holding Corp.

12100 West Center Road

Omaha, NE 68144

January 12, 2010

Mr. Michael James

Vice President and CFO

Gordmans Holding Corp.

12100 West Center Road

Omaha, NE 68144

Dear Mike:

As we discussed, it is the intention of Gordmans Holding Corp. (the “Company”) to provide you with the separation benefit described below.

If your employment is terminated by the “Company without “cause” (as such term is defined in the Company’s stock option plan), or within nine months after a change in control (as such term is defined in the Company’s stock option plan) the location of your place of work is moved more than 50 miles from the current location or your position and scope of responsibilities in the Company are significantly reduced, then subject to the execution of a satisfactory release by you, you will receive:

•

Salary continuation (payable in accordance with the Company’s payroll practice as in effect at the time of your termination) until the earlier of (x) the period of time equal to the number of months you were employed by the Company, not to exceed six months and (y) the date on which you are employed by a third party (the “Salary Continuation Period”); and

•

Continued medical and dental coverage in accordance with the Company’s plans that are then in place until the end of the Salary Continuation Period (maximum of six months) or, at the Company’s option, cash payments in the amount of such coverage in order for you to make COBRA elections or coverage under another medical and/or dental plan.

You shall immediately notify the Company in writing when you have accepted employment with a third party. Your salary continuation and other benefits will start being paid (or provided) to you following your execution of a satisfactory release. Such release must be executed within 60 days (or such shorter period specified in the release) following your termination. Upon any termination, you shall have a duty to mitigate damages and costs to the Company.

January 12, 2010

This letter is intended to comply with applicable law. Without limiting the foregoing, this letter is intended to comply with the requirements of section 409A of the Internal Revenue Code (“409A”), and, specifically, with the separation pay and short term deferral exceptions of 409A. Notwithstanding anything in the letter to the contrary, separation pay may only be made upon a “separation from service” under 409A and only in a manner permitted by 409A. For purposes of 409A, the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided in this letter shall be made or provided in accordance with the requirements of 409A (including, where applicable, the reimbursement rules set forth in the regulations issued under 409A). If you are a “specified employee” of a publicly traded corporation on your termination date (as determined by the Company in accordance with 409A), to the extent required by 409A, separation pay that is due under this letter will be delayed for a period of six months. Any separation pay that is postponed because of 409A will be paid to you (or, if you die, your beneficiary) within 30 days after the end of the six-month delay period.

Best regards,

/s/ Jeff Gordman
Jeff Gordman
President and CEO

Acknowledged:

/s/ Michael James
Michael James